Exhibit 99

June 15, 2014

Dear Preferred Shareholder:

Enclosed (unless you have direct deposit) is your preferred dividend for June 15, 2014.

This letter, which was used for our May 1, 2014, common dividend mailing contains some of the latest public information for the company through the first quarter 2014.

Our earnings for the first quarter of 2014 were $2,057,000 or $0.27 basic earnings per share available to common shareholders. This compares to $1,623,000 or $.21 basic earnings per share available to common shareholders for the same period of 2013.

Our first quarter net interest margin of $10,165,000 was $177,000 greater than the margin in the first quarter of 2013. Increases in the loan portfolio between the first quarter of 2014 and the first quarter of 2013 have helped to stabilize the downward pressure on our margin in spite of the low rate environment.

Our provision for loan losses was $750,000 for the first quarter compared to $500,000 for the first quarter of 2013. The increase was not due to increased losses but to growth in the loan portfolio and the need to maintain a reserve commensurate with the size of the portfolio.

The quarter’s noninterest income was $4,624,000 or $1,409,000 greater than the first quarter of 2013. This was attributed to a significant increase in fee income from facilitating tax refunds and a 30.7% increase in Wealth Management Department revenue.

Our noninterest expenses were $10,428,000, which was 2.2% greater than the first quarter of 2013. Within the expenses, the largest increase was in marketing expenses. Some of this increase was because of the timing of the expenses, but we are also putting more time and effort into business development, advertising, etc.

Our total loans ended the quarter at $857,368,000, which is down slightly from year-end. The decrease is consistent with the seasonal reductions that we have experienced in other years, but we are up over $50,000,000 from the first quarter of 2013. We have also seen over $11,000,000 in mortgage business, including loans sold on the secondary market, for the first quarter. We believe the weather has had an impact on loan traffic, but we are optimistic for the year.

At the annual meeting, we presented the review of the company’s performance in 2013 and provided an overview of the ongoing strategy of the company. The 2013 results reinforced the fact that the company has built a chassis that has been able to generate consistent net interest income through good times and bad. We have been able to increase noninterest income over the last several years from 19% to 23% of total revenue. While our noninterest expenses have increased, this spending represents the investment in production and support staff that is generating additional business.

We must now focus on growth. We believe there are opportunities for organic growth in our existing markets. In vibrant new markets, we are actively looking for seasoned lenders with a book of business who want to escape the big bank mentality, join our team, and take care of their customers.

We are also actively examining acquisition opportunities in Ohio. We expect these opportunities to increase as the banking industry consolidates. Our interest will be in banks that compliment what we do today, whether it is gathering deposits in rural communities or financing commercial activity in urban centers. It will be crucial to remain disciplined in evaluating and pricing a deal so that any transaction will be both fair to the seller and beneficial to you.

I am pleased to announce that at our April reorganizational meeting Mr. Harry Singer was elected to the Board of Directors of Citizens Bank. Mr. Singer is President and CEO of Sandusco, Inc. and ICM Distributing Company, Inc. in Twinsburg, Ohio. Mr. Singer brings strong business experience to the company and, in addition to his business experience, will provide insight for our business development efforts in the greater Cleveland/Akron area.

I am also pleased to inform you that Dennis G. Shaffer was named President and elected to the Board of Citizens Bank and was appointed Executive Vice President of First Citizens Banc Corp. Dennis is 51 and has worked in banking for 29 years. A native of the Mansfield area and a graduate of The Ohio State University, his experience in banking has ranged from working in small community banks to large regional banks, where he has been a district president. Dennis joined us in 2009 and was most recently the EVP and commercial lending leader for Citizens Bank in our Columbus market. Dennis is in the process of moving to Sandusky where he will continue to direct the lending efforts of the company and become more involved in the executive management.

If you have any questions, a call is always welcome.

Very truly yours,

James O. Miller

President & CEO

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.